Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-185948) on Form S-8 of Chuy’s Holdings, Inc. of our report dated March 28, 2013, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Chuy’s Holdings, Inc. for the year ended December 30, 2012.

/s/ McGladrey LLP

Dallas, Texas

March 28, 2013